                                                                     Exhibit 4.2





                        WAVESPLITTER TECHNOLOGIES, INC.

              FORM OF FIFTH AMENDED AND RESTATED RIGHTS AGREEMENT

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                      -------
Section 1.  Termination of Prior Rights                                    2
Section 2.  Registration Rights.........................................   2
       2.1  Definitions.................................................   2
       2.2  Requested Registration of Registrable Securities............   3
       2.3  Requested Registration of Series F Registrable Securities...   5
       2.4  Company Registration........................................   6
       2.5  Obligations of the Company..................................   6
       2.6  Furnish Information.........................................   8
       2.7  Expenses of Demand Registration.............................   8
       2.8  Expenses of Company Registration............................   8
       2.9  Underwriting Requirements...................................   9
      2.10  Delay of Registration.......................................   9
      2.11  Indemnification.............................................   9
      2.12  Reports Under Securities Exchange Act of 1934...............  11
      2.13  Form S-3 Registration.......................................  12
      2.14  Assignment of Registration Rights...........................  13
      2.15  Limitations on Subsequent Registration Rights...............  13
      2.16  Market Stand-Off Agreement..................................  14
      2.17  Termination of Registration Rights..........................  14
Section 3.  Additional Rights...........................................  15
       3.1  Right of First Offer........................................  15
       3.2  Delivery of Financial Statements............................  17
       3.3  Termination of Information Rights...........................  18
       3.4  Observer Rights.............................................  18
Section 4.  Miscellaneous...............................................  21
       4.1  Assignment..................................................  21
       4.2  Third Parties...............................................  21
       4.3  Governing Law...............................................  21
       4.4  Counterparts................................................  21
       4.5  Notices.....................................................  21
       4.6  Severability................................................  22
       4.7  Amendment and Waiver........................................  22
       4.8  Effect of Amendment or Waiver...............................  22
       4.9  Rights of Holders...........................................  22
      4.10  Delays or Omissions.........................................  22
      4.11  Attorney's Fees.............................................  22
      4.12  Aggregation of Stock........................................  23

  Intel Corporation.....................................................  iii

                  FIFTH AMENDED AND RESTATED RIGHTS AGREEMENT

     THIS FIFTH AMENDED AND RESTATED RIGHTS AGREEMENT (the "Agreement") is made and entered into as of the 21/st/ day of September, 2000, by and among WaveSplitter Technologies, Inc., a California corporation (the "Company"), certain investors in the Company's Series A Preferred Stock (the "Series A Investors"), pursuant to the Stock Purchase Agreements, dated as of December 20, 1996, certain investors in the Company's Series B Preferred Stock (the "Series B Investors") pursuant to the Series B Preferred Stock Purchase Agreements dated as of April 16, 1997 and October 20, 1997, the investors in the Company's Series C Preferred Stock (the "Series C Investors") pursuant to the Series C Preferred Stock Purchase Agreement dated as of June 29, 1998, the Investors in the Company's Series D Preferred Stock (the "Series D Investors") pursuant to the Series D Preferred Stock Purchase Agreement dated as of July 13, 1999, as amended, the holders of warrants to purchase Series D Preferred Stock (the "D Warrants") of the Company (the "D Warrant Holders"), the investor in the Company's Series E Preferred Stock (the "Series E Investor" and collectively with the Series A Investors, the Series B Investors, the Series C Investors, the Series D Investors, the D Warrant Holders and the Series E Investor, the "Prior Investors") pursuant to the Series E Preferred Stock Purchase Agreement dated as of March 23, 2000 (the "Series E Agreement"), the investors in the Company's Series F Preferred Stock (the "Series F Investors") pursuant to the Series F Preferred Stock Purchase Agreement of even date herewith (the "Series F Agreement") and the holders of warrants to purchase Series F Preferred Stock (the "F Warrant") of the Company (the "F Warrant Holders"). The Series A Investors, the Series B Investors, the Series C Investors, the Series D Investors, the D Warrant Holders, the Series E Investor, the Series F Investors and the F Warrant Holders are referred to collectively as the "Investors" and are listed on the Schedule of Investors attached to this Agreement as Exhibit A.
                                                                      ---------
                                   RECITALS

     WHEREAS, the Company and the Prior Investors are parties to that certain Fourth Amended and Restated Rights Agreement dated March 23, 2000, as amended (the "Prior Rights Agreement"); and

     WHEREAS, the Prior Investors have certain registration and other rights under the Prior Rights Agreement; and

     WHEREAS, GBC Venture Capital, Inc. (the "B Warrant Holder", and collectively with the D Warrant Holders and the F Warrant Holder, the "Warrant Holders"), is the holder of a warrant (the "B Warrant") to purchase up to 80,000 shares of the Series B Preferred Stock of the Company (the "Warrant Shares"), is entitled to the Company registration rights specified in Section 2.4 (but not the rights specified in Sections 2.2 and 2.13) of the Prior Rights Agreement, as such provisions may be amended from time to time; and

     WHEREAS, the Company, to induce the Series F Investors to purchase up to an aggregate of 6,900,000 shares of the Company's Series F Preferred Stock pursuant to the Series F Agreement, desires to grant certain registration rights and other rights to the Series F Investors, and the Prior Investors desire to facilitate such grant; and

     WHEREAS, the sale of the Series F Preferred Stock to the Series F Investors is conditioned upon the registration rights and other rights being extended to the Series F Investors;

     WHEREAS, the parties desire to make the Series F Warrant Holders a party to this Agreement; and

     WHEREAS, the Prior Rights Agreement may be amended, diminished or eliminated as set forth in Section 4.7 and 4.8 thereof.

     NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

     Section 1.  Termination of Prior Rights. The Company and the Prior
                 ---------------------------
Investors, to induce the Series F Investors to invest in the Company, accept and agree to the termination of all prior rights under the Prior Rights Agreement, and accept and agree to be bound by the terms of this Agreement, and accept and agree that the Prior Rights Agreement is hereby amended and restated in its entirety by this Agreement. Without limiting the foregoing, by execution and delivery of this Agreement, the Prior Investors that become signatories hereto waive, on behalf of all Prior Investors, any and all rights of first offer (including rights of notice, if any) that may otherwise have arisen under
Section 3.1 of the Prior Rights Agreement with respect to the sales of shares of Series F Preferred Stock of the Company contemplated by the Series F Agreement and the F Warrant.

     Section 2.  Registration Rights.
                 -------------------

             2.1 Definitions. As used in this Agreement:
                 -----------

                 (a) The terms "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act of 1933, as amended (the "Act") and the subsequent declaration or ordering of the effectiveness of such registration statement.

                 (b)     The term "Registrable Securities" means:

                         (i)  the shares of Common Stock issuable or issued upon
conversion of the Series A Preferred Stock, Series B Preferred Stock (including the Warrant Shares for purposes of Section 2.4 hereof, but excluding the Warrant Shares for purposes of Sections 2.2 and 2.13 hereof), Series C Preferred Stock, Series D Preferred Stock (including the Series D Preferred Stock issuable upon the exercise of the D Warrants), Series E Preferred Stock and Series F Preferred Stock of the Company (including the Series F Preferred Stock issuable upon the exercise of the F Warrant) (collectively, the "Preferred Stock"), and

                         (ii) any other shares of Common Stock of the Company
issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the Preferred Stock excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his or her rights under this Agreement are not assigned; provided, however, that
--------  -------

Common Stock or other securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or
(B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale.

          (c) The number of shares of "Registrable Securities then outstanding" shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

          (d) The term "Holder" means any Investor or Warrant Holder holding Registrable Securities or securities convertible into Registrable Securities, or any assignee thereof in accordance with Section 2.14 hereof.

          (e) The term "Series F Holder" means any Investor or Warrant Holder holding Series F Registrable Securities or securities convertible into Series F Registrable Securities, or any assignee thereof in accordance with Section 2.14 hereof.

          (f) The term "Initiating Holders" means any Holder or Holders who in the aggregate hold no less than thirty percent (30%) of the outstanding Registrable Securities.

          (g) The term "Initiating Series F Holders" means Thomas Weisel Capital Partners LLC and its affiliates.

          (h) The term "Major Investor" means each Investor holding not less than 400,000 shares of the outstanding Registrable Securities (as adjusted for any stock splits, stock dividends, recapitalizations and the like), provided that for the purposes of these calculations, any shares of Registrable Securities held by an affiliate or partner of such Holder shall be aggregated.

          (i) The term "Form S-3" means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the Securities and Exchange Commission ("SEC") which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

     2.2  Requested Registration of Registrable Securities.
          ------------------------------------------------

          (a) If the Company shall receive at any time after six (6) months after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction), a written request from the Initiating Holders that the Company file a registration statement under the Act covering the registration of not less than thirty percent (30%) of the then outstanding Registrable Securities, (or any lesser number of shares if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $7,500,000) then the Company shall, within ten (10) days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of subsection 2.2(b), use its best efforts to effect as soon as practicable, and in any event within ninety (90) days of the receipt of such request, the registration under the Act of all Registrable Securities which the Holders request to be registered in a written request given within twenty (20) days of the mailing of such notice by the Company in accordance with Section 4.5.

               (b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 and the Company shall include such information in the written notice referred to in subsection 2.2(a). In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 2.5(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders. Notwithstanding any other provision of this
Section 2.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities proposed to be sold by persons other than the Holders are first entirely excluded from the underwriting. In the event that the underwriter advises the Series F Initiating Holders that marketing factors require a limitation of the number of shares to be underwritten, the Series F Initiating Holders may, at their option, withdraw their request for registration pursuant to this section.

               (c) The Company is obligated to effect only one (1) such registration pursuant to this Section 2.2.

               (d) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.2, a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.

               (e) Notwithstanding the foregoing, the Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 2.2 during the period starting with the date sixty (60) days prior to the Company's good faith estimate of the date of filing of, and ending on a date ninety (90) days after the effective date of, a Company-initiated registration; provided the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective.

          2.3  Requested Registration of Series F Registrable Securities.
               ---------------------------------------------------------

               (a) If the Company shall receive at any time after the earlier of (i) September 30, 2001 or (ii) six (6) months after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan approved by the Board of Directors of the Company or a SEC Rule 145 transaction approved by the Board of Directors of the Company), a written request from the Initiating Series F Holders that the Company file a registration under the Act covering the registration of not less than twenty percent (20%) of the then outstanding Series F Registrable Securities, (or any lesser number of shares if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $7,500,000) then the Company shall, within ten (10) days of the receipt thereof, give written notice of such request to all Series F Holders and shall, subject to the limitations of subsection 2.3(b), use its best efforts to effect as soon as practicable, and in any event within ninety (90) days of the receipt of such request, the registration under the Act of all Series F Registrable Securities which the Series F Holders request to be registered in a written request given within twenty (20) days of the mailing of such notice by the Company in accordance with
Section 4.5.

               (b) If the Initiating Series F Holders intend to distribute the Series F Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.3 and the Company shall include such information in the written notice referred to in subsection 2.3(a). In such event, the right of any Series F Holder to include his Series F Registrable Securities in such registration shall be conditioned upon such Series F Holder's participation in such underwriting and the inclusion of such Holder's Series F Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Series F Initiating Holders and such Series F Holder) to the extent provided herein. All Series F Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 2.5(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Series F Initiating Holders. Notwithstanding any other provision of this Section 2.3, if the underwriter advises the Series F Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Series F Initiating Holders shall so advise all holders of Series F Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Series F Registrable Securities that may be included in the underwriting shall be allocated among all holders thereof, including the Series F Initiating Holders, in proportion (as nearly as practicable) to the amount of Series F Registrable Securities of the Company owned by each Series F Holder; provided, however, that the number of shares of Series F Registrable Securities to be included in such underwriting shall not be reduced unless all other securities proposed to be sold by persons other than the Series F Holders are first entirely excluded from the underwriting.

               (c) The Company is obligated to effect only two (2) such registrations pursuant to this Section 2.3, provided, however, that any request for registration that is withdrawn by the Series F Initiating Holders shall not count against the limit of two (2) requested registrations pursuant to this Section 2.3.

               (d) Notwithstanding the foregoing, if the Company shall furnish to Series F Holders requesting a registration statement pursuant to this Section 2.3, a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Series F Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.

               (e) Notwithstanding the foregoing, the Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 2.3 during the period starting with the date sixty (60) days prior to the Company's good faith estimate of the date of filing of, and ending on a date ninety (90) days after the effective date of, a Company-initiated registration; provided the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective.

          2.4  Company Registration.  If (but without any obligation to do so)
               --------------------
the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its Common Stock or other securities under the Act in connection with a public offering of such securities solely for cash (other than a registration relating either to the sale of securities to participants in a Company stock option, stock purchase or similar plan or to a SEC Rule 145 transaction, or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 4.5, the Company shall, subject to the provisions of Section 2.9, use its best efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

          2.5  Obligations of the Company.  Whenever required under this
               --------------------------
Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

               (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred twenty (120) days.

               (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

               (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

               (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

               (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

               (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

               (g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

               (h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

               (i) Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 2, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 2, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

          2.6  Furnish Information. It shall be a condition precedent to the
               -------------------
obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

          2.7  Expenses of Demand Registration.
               -------------------------------

               (a) All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 2.2, including (without limitation), all registration, filing and qualification fees, printers and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders shall be borne by the Company with respect to one (1) such registration; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.2 if the registration request is subsequently withdrawn at the request of the holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses); provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 2.2.

               (b) All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 2.3, including (without limitation), all registration, filing and qualification fees, printers and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Series F Holders shall be borne by the Company with respect to two (2) such registrations; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.3 if the registration request is subsequently withdrawn at the request of the holders of a majority of the Series F Registrable Securities to be registered (in which case all participating Series F Holders shall bear such expenses), unless the holders of a majority of the Series F Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 2.3; provided further, however, that if at the time of such withdrawal, the Series F Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request, then the Series F Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 2.3; and provide further, that if prior to the time of such withdrawal, the underwriters have advised the Series F Holders that marketing factors would require a limitation on the number of shares to be registered by such Series F Holders, then the Series F Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 2.3.

          2.8  Expenses of Company Registration. The Company shall bear and pay
               --------------------------------
all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to all such registrations pursuant to Section 2.4 for each Holder (which right may be assigned as provided in Section 2.14), including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto and the fees and disbursements of one counsel for the selling Holders selected by them, but excluding underwriting discounts and commissions relating to Registrable Securities.

          2.9  Underwriting Requirements. In connection with any offering
               -------------------------
involving an underwriting of shares being issued by the Company, the Company shall not be required under Section 2.4 to include any of the Holders' securities in such underwriting unless they enter into an underwriting agreement in customary form with the lead underwriter selected by the Company, and then only in such quantity as will not, in the opinion of the underwriters, jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters reasonably believe compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters believe will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling shareholders according to the total amount of securities entitled to be included therein owned by each selling shareholder or in such other proportions as shall mutually be agreed to by such selling shareholders); provided that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities held by persons other than the Holders or the Company are first entirely excluded from the underwriting; but in no event shall (i) the amount of securities of the selling Holders included in the offering be reduced below thirty percent (30%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company's securities, in which case the selling shareholders may be excluded if the underwriters make the determination described above and no other shareholder's securities are included or (ii) notwithstanding (i) above, any shares being sold by a shareholder exercising a demand registration right similar to that granted in Section 2.2 or 2.3 be excluded from such offering. For purposes of the preceding parenthetical concerning apportionment, for any selling shareholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and shareholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling shareholder," and any pro rata reduction with respect to such "selling shareholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling shareholder," as defined in this sentence.

          2.10 Delay of Registration. No Holder shall have any right to obtain
               ---------------------
or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

          2.11 Indemnification. In the event any Registrable Securities are
               ---------------
included in a registration statement under this Section 2:

               (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities law; and the Company will pay as incurred to each such Holder, underwriter or controlling person, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability, or action arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder or underwriter and stated to be specifically for use therein; and provided further that the indemnity agreement contained in this subsection 2.11(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

               (b) To the extent permitted by law, each selling Holder (severally and not jointly) will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 2.11(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 2.11(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided that in no event shall any indemnity under this subsection 2.11(b) exceed the net proceeds from the offering received by such Holder.

               (c)  Promptly after receipt by an indemnified party under this
Section 2.11 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.11, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.11, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section
2.11. No claim may be settled without the consent of the indemnifying party (which consent shall not be unreasonably withheld). No indemnifying party, in defense of any such claim or litigation, shall, except with the consent of each indemnifying party, consent to entry of any judgement or enter into any settlement with does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

          (d) If the indemnification provided for in this Section 2.11 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by a Holder
                --------
under this Subsection 2.11(d) exceed the net proceeds from the offering received by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

          (e)  The obligations of the Company and Holders under this Section
2.11 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2, and otherwise.

    2.12  Reports Under Securities Exchange Act of 1934.  With a view to making
          ---------------------------------------------
available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

          (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

                (b) take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

                (c) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

                (d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

          2.13  Form S-3 Registration. In case the Company shall receive from
                ---------------------
any Holder or Holders of the Registrable Securities a written request or requests that the Company effect a registration on Form S-3 or any successor or similar form promulgated under the Act ("Form S-3") and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

                (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

                (b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 2.13, (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than $1,000,000; (iii) if the Company shall furnish to the Holders a certificate signed by the president of the Company stating that in the good faith judgment of the Board of Directors of the Company it would be seriously detrimental to the Company and its shareholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.13; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period; or (iv) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

                (c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. The Company shall bear all expenses incurred in connection with a registration requested pursuant to Section 2.13 with respect to three (3) such registrations per calendar year, including (without limitation) all registration, filing, qualification, printer's and accounting fees and the reasonable fees and disbursements of counsel for the selling Holder or Holders. With respect to any additional registrations requested pursuant to
Section 2.13, all expenses incurred in connection with a registration requested pursuant to Section 2.13, including (without limitation) all registration, filing, qualification, printer's and accounting fees and the reasonable fees and disbursements of counsel for the selling Holder or Holders shall be borne by the Holders of such securities pro rata on the basis of the number of shares so registered. Registrations effected pursuant to this Section 2.13 shall not be counted as demands for registration or registrations effected pursuant to
Section 2.2, 2.3 or 2.4.

                (d) If the registration effected pursuant to this Section 2.13 is an underwritten offering then the provisions of Section 2.2(b) shall apply to such registration.

          2.14  Assignment of Registration Rights. The rights to cause the
                ---------------------------------
Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee of at least 400,000 shares of such securities provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if immediately following such transfer or assignment the further disposition of such securities by the transferee or assignee is restricted under the Act. The foregoing 400,000 share limitation shall not apply, however, to transfers by a Holder to shareholders, affiliated entities, partners or retired partners of the Holder (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) if all such transferees or assignees agree in writing to appoint a single representative as their attorney in fact for the purpose of receiving any notices and exercising their rights under this Section 2.

          2.15  Limitations on Subsequent Registration Rights. From and after
                ---------------------------------------------
the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 2.2 or 2.3 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in subsection 2.3(a) or within one hundred eighty (180) days of the effective date of any registration effected pursuant to Section 2.2 or 2.3. Notwithstanding the foregoing, without the consent of the holders of a majority of the outstanding Registrable Securities, upon the issuance of additional warrants to purchase up to 80,000 shares of Series F Preferred Stock issued to vendors, lessors and lenders (which warrants are approved by the Board of Directors of the Company), and upon the execution by the holders thereof of counterpart signature pages hereto, the Company may cause such holders to become parties to this Agreement, as a Series F Holder.

          2.16  "Market Stand-Off" Agreement. Each Holder hereby agrees that
                 ---------------------------
during the period of duration (up to, but not exceeding one hundred eighty (180) days) specified by the Company and the lead underwriter following the effective date of a registration statement of the Company filed under the Act, it shall not, to the extent requested by the underwriter, sell or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any Common Stock of the Company held by it at any time during such period except Common Stock included in such registration; provided, however, that:

                (a) such agreement shall be applicable only to the first such registration statement of the Company which covers Common Stock (or other securities) to be sold on its behalf to the public in an underwritten offering; and

                (b) each officer, director and holder of one percent (1%) of the equity of the Company and all other persons with registration rights (whether or not pursuant to this Agreement) enters into and is bound by a similar agreement.

     Notwithstanding anything herein to the contrary, this Section 2.16 shall not be construed to restrict any Purchaser or its affiliates from engaging in any brokerage, investment advisory, financial advisory, anti-raid advisory, merger advisory, financing, asset management, trading, market making, arbitrage and other similar activities conducted in the ordinary course of its or its affiliates' business, with respect to shares acquired in the public markets.

     To enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of the Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period, and each Holder agrees that, if so requested, such Holder will execute an agreement in the form provided by the underwriter containing terms which are essentially consistent with the provisions of this
Section 2.16.

     The Company further covenants that it shall use its reasonable best efforts to cause its officers, directors, and one percent (1%) shareholders, and all other persons with registration rights, to enter into similar market stand off agreements with a duration of up to one hundred eighty (180) days following the effective date of a registration statement of the Company that is not the Company's first such registration statement as described in Section 2.16(a).

          2.17  Termination of Registration Rights. No Holder shall be
                ----------------------------------
entitled to exercise any right provided for in this Section 2 at and after such time following the Company's initial public offering as such Holder holds Registrable Securities equal to one percent (1%) or less of the outstanding stock of the Company and is able to dispose of all of its Registrable Securities in one three(3)-month period pursuant to the provisions of Rule 144, provided, however, that notwithstanding the availability of an exemption under Rule 144 for the resale of Registrable Securities held by the Initiating Series F Holders only, the rights of the Initiating Series F Holders to cause the Company to effect a registration statement with respect to such shares shall not terminate until the fifth (5th) anniversary of the Company's initial public offering, as measured from the effective date of the Company's registration statement filed under the Act and related to such offering.

     Section 3. Additional Rights.
                -----------------

          3.1   Right of First Offer. Subject to the terms and conditions
                --------------------
specified in this Section 3.1, the Company hereby grants to each Major Investor a right of first offer with respect to future sales by the Company of its New Securities (as hereinafter defined). For purposes of this Section 3.1, the term Major Investor includes any partners, shareholders or affiliates of an Investor. Subject to Section 3.1(f) below, a Major Investor shall be entitled to apportion the right of first offer hereby granted among itself and its partners, shareholders and affiliates in such proportions as it deems appropriate.

                (a) In the event the Company proposes to issue New Securities, it shall give each Major Investor written notice (the "Notice") of its intention stating (i) a description of the New Securities it proposes to issue, (ii) the number of shares of New Securities it proposes to offer, (iii) the price per share at which, and other terms on which, it proposes to offer such New Securities and (iv) the number of shares that the Major Investor has the right to purchase under this Section 3.1, based on the Major Investor's Percentage (as defined in Section 3.1(d)(ii)).

                (b) Within twenty (20) days after the Notice is given (in accordance with Section 4.5), the Major Investor may elect to purchase, at the price and on the terms specified in the Notice, up to the number of shares of the New Securities proposed to be issued that the Major Investor has the right to purchase based on the Major Investor's percentage. An election to purchase shall be made in writing and must be given to the Company within such twenty
(20) day period (in accordance with Section 4.5). The Company shall promptly, in writing, inform each Major Investor that purchases all the New Securities available to it (each, a "Fully-Exercising Investor") of any other Major
                          -------------------------
Investor's failure to do likewise. During the ten (10)-day period commencing after receipt of such information, each Fully-Exercising Investor shall be entitled to obtain that portion of the New Securities for which Major Investors were entitled to subscribe but which were not subscribed for by the Major Investors that is equal to the Major Investor's Percentage. The closing of the sale of New Securities by the Company to the participating Major Investor upon exercise of its rights under this Section 3.1 shall take place simultaneously with the closing of the sale of New Securities to third parties.

                (c) The Company shall have forty-five (45) days after the last date on which the Major Investors' right of first offer lapsed to enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within thirty (30) days from the execution thereof) to sell the New Securities which the Major Investors did not elect to purchase under this Section 3.1, at or above the price and upon terms not materially more favorable to the purchasers of such securities than the terms specified in the initial Notice given in connection with such sale. In the event the Company has not entered into an agreement to sell the New Securities within such forty-five (45) day period (or sold and issued New Securities in accordance with the foregoing within thirty (30) days from the date of said agreement), the Company shall not thereafter issue or sell any New Securities without first offering such New Securities to the Major Investors in the manner provided in this Section 3.1.

          (d) (i) "New Securities" shall mean any shares of, or securities convertible into or exercisable for any shares of, any class of the Company's capital stock; provided that "New Securities" does not include: (i) the Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock authorized or outstanding as of the date hereof, issuable upon exercise of warrants outstanding on the date hereof, or issued under the Series F Agreement, or the Common Stock issuable upon conversion thereof; (ii) up to 100,000 shares of Series F Preferred Stock issuable upon the exercise of the warrants (including the F Warrant) to purchase Series F Preferred Stock issued to vendors, lessors and lenders at an exercise price per share of not less than $8.53884, or the Common Stock issuable upon conversion thereof (which warrants are approved by the Board of Directors of the Company), (iii) securities issued pursuant to the acquisition of another business entity by the Company by merger, purchase of substantially all of the assets of such entity, or other reorganization whereby the Company owns not less than a majority of the voting power of such entity;
(iv) up to 16,570,128 shares of Common Stock (or such higher number of shares as is approved by the board of directors, the holders of at least a majority of the outstanding Series C, Series D, Series E and Series F Preferred, voting together) issued or issuable to officers, directors, employees and consultants of the corporation, since the date of incorporation, pursuant to the corporation's 1997 Stock Plan; (v) up to 600,000 shares of Series F Preferred Stock (including shares issued upon the exercise of warrants to purchase Series F Preferred Stock) granted or issued in connection with the acquisition or licensing of patents or patent rights; (vi) shares of the Company's Common Stock or Preferred Stock of any series issued in connection with any stock split, stock dividend or recapitalization of the Company; (vii) Common Stock issued upon exercise of warrants, options or convertible securities if the issuance of such warrants, options or convertible securities was a result of the exercise of the right of first offer granted under this Section 3.1 or was subject to the right of first offer granted under this Section 3.1; and (viii) securities sold to the public in an offering pursuant to a registration statement filed with the Securities and Exchange Commission under the Act.

               (ii) The applicable "Percentage" for each Major Investor shall be the number of shares of New Securities calculated by dividing (i) the total number of shares of Common Stock owned by the Major Investor (assuming conversion of all shares of Preferred Stock and exercise of any options or warrants held by said Major Investor) by (ii) the total number of shares of Common Stock outstanding at the time the Notice is given (assuming conversion of all shares of Preferred Stock and exercise of all outstanding rights, options and warrants to acquire Common Stock of the Company).

          (e) The right of first offer granted under this Section 3.1 shall expire upon the consummation of the Company's sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, which results in aggregate gross cash proceeds to the Company in excess of $30,000,000 and the public offering price of which is not less than $13.00 per share (adjusted to reflect subsequent stock dividends, stock splits, recapitalizations and the like) (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction) (a "Qualified IPO").

          (f) The right of first offer granted under this section may only be assigned by a Major Investor to a transferee or assignee of the Major Investor's shares of the Company's stock acquiring the lesser of (a) at least 400,000 of the Major Investor's shares of the Company's Common Stock (treating all shares of Preferred Stock for this purpose as though converted into Common Stock) (equitably adjusted for any stock splits, subdivision stock dividends, changes, combinations or the like) or (b) all of the Major Investor's remaining shares of the Company's stock, provided, however, that transfers to affiliate entities shall not be subject to the above thresholds. In the event that the Major Investor shall assign its right of first offer pursuant to this Section 3.1 in connection with the transfer of less than all of its shares of the Company's stock, the Major Investor shall also retain its right of first offer.

          3.2  Delivery of Financial Statements.
               --------------------------------

               (a) The Company shall deliver to each Holder as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company as of the end of such year, and statements of income and cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles ("GAAP"), and audited and certified by independent public accountants of nationally recognized standing selected by the Company.

               (b) The Company shall deliver to each Major Investor (with any shares of Registrable Securities held or acquired by affiliated entities or persons being aggregated for the purpose of determining the availability of this right):

                    (i) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Company, a balance sheet of the Company as of the end of each such quarterly period, and statements of income and cash flows for such period and for the current fiscal year to date, prepared in accordance with GAAP, subject to changes resulting from normal year-end audit adjustments, all in reasonable detail and certified as being prepared in accordance with GAAP by the principal financial or accounting officer of the Company, except that such financial statements need not contain the notes required by GAAP;

                    (ii)  as soon as practicable, but in any event within thirty
(30) days after the end of each month, an unaudited income statement and a statement of cash flows and balance sheet for and as of the end of such month, in reasonable detail;

                    (iii) as soon as practicable, but in any event within thirty
(30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets and sources and applications of funds statements for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company; and

                    (iv) such other information relating to the financial condition, business, prospects or corporate affairs of the Company as the Holder may from time to time reasonably request; provided, however, that the Company shall not be obligated to provide information which it deems in good faith to be proprietary.

          3.3  Termination of Information Rights. The covenants set forth in
               ---------------------------------
Section 3.2 shall terminate as to the Holders and be of no further force or effect immediately upon the consummation of a Qualified IPO; provided, however, that for the two (2)-year period commencing on the effective date of such Qualified IPO, the Company shall deliver to each holder of at least 500,000 shares of Series E Preferred Stock or Common Stock issued upon conversion of Series E Preferred Stock, copies of the Company's 10-Ks, 10-Qs and Annual Reports to Shareholders, promptly after such documents are filed with the SEC.

          3.4  Observer Rights.
               ---------------

               (a)  Series D Observer. Subject to the provisions of this Section
                    -----------------
3.4, the Company shall invite a representative of each holder of at least 2,000,000 shares of Series D Preferred (excluding any holder of which an affiliate is a director) to attend all meetings of its Board of Directors in a nonvoting observer capacity (with all shares of Series D Preferred held or acquired by affiliated entities or persons being aggregated for the purpose of determining the availability of this right) and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors (the "D Observer Right"); provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and, provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or would result in disclosure of trade secrets to such representative. The D Observer Right shall terminate on the earlier of: (i) the consummation of the Company's sale of its Common Stock in a bona fide, firm commitment underwriting (with an nationally recognized underwriter) pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a Securities and Exchange Commission Rule 145 transaction); (ii) such time when the Company is required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended; or (iii) the date on which such holder holds fewer than fifty percent (50%) of the shares of the Series D Preferred Stock of the Company originally purchased pursuant to the Series D Agreement; provided that for the purposes of this calculation, any shares of Series D Preferred held by an affiliate or partner of such Holder shall be aggregated.

               (b)  Lucent Observer. The Company shall invite a representative
                    ---------------
of Lucent Venture Partners (or one of its affiliates) to attend all regular meetings of its Board of Directors in a nonvoting observer capacity (the "Lucent Observer Right"); provided, however, that such representative shall agree to hold in confidence and trust from third parties unaffiliated with

Lucent Venture Partners all information provided to such representative at or during any such meeting; and, provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could, in the judgement of the Company's outside counsel, adversely affect the attorney-client privilege between the Company and its counsel or would result in disclosure of trade secrets relating to proprietary information regarding the Company's products or intellectual property rights to such representative, the public disclosure of which would have a material adverse effect on the Company. The Company will use its best efforts to ensure that any withholding of information or any restriction of the representative's attendance at a board meeting is strictly limited only to the extent necessary set forth in the provisos to the preceding sentence. The Company and Lucent Venture Partners acknowledge and agree that the representative shall not owe any fiduciary or other duties to the shareholders of the Company and shall not otherwise have any director or fiduciary duties or liabilities to the Company or its shareholders except as specifically set forth in this section or under applicable law. The Lucent Observer Right shall terminate on the earlier of: (i) the consummation of the Company's sale of its Common Stock in a bona fide, firm commitment underwriting (with an nationally recognized underwriter) pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a Securities and Exchange Commission Rule 145 transaction), which results in aggregate gross cash proceeds to the corporation in excess of $20,000,000 and the public offering price of which (prior to underwriting discounts, commissions or expenses) is not less that $1.875 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalizations) (an "IPO") or, (ii) the closing of any merger, acquisition or sale of all or substantially all assets of the Company, if the shareholders of the Company immediately prior to such transaction own less than fifty percent (50%) of the outstanding voting securities of the surviving or acquiring corporation immediately after the transaction.

               (c)  Intel Observer.
                    --------------

                    (i)   Intel Observer Right. The Company shall permit a
                          --------------------
representative of Intel (the "Intel Observer") to attend all meetings of the Company's Board of Directors (the "Board"), the Board's Executive Committee, if any, and all other Board committees that function other than in solely advisory, non-binding capacities (whether in person, telephonic or other) in a non-voting, observer capacity and shall provide to Intel, concurrently with the members of the Board, and in the same manner, notice of such meeting and a copy of all materials provided to such members. The Intel Observer, however, may be excluded from any meeting or portion thereof and need not be provided such materials if a majority of the Board reasonably believes that the Intel Observer's attendance at such meeting or access to such information would: (a) adversely affect attorney-client privilege between the Company and its counsel or (b) involve a conflict of interest between the Company and Intel on a material issue for the Company.

                    (ii)  Confidential Information. Exchanges of confidential
                          ------------------------
and proprietary information between the Company and the Intel Observer shall be governed by the terms of the Corporate Non-Disclosure Agreement No. 4720346, dated February 1, 2000, executed by the Company and Intel (the "CNDA"), and any Confidential Information Transmittal Records (each, a "CITR") provided in connection therewith.

                    (iii) Information; Corporate Opportunities. The Company
                          ------------------------------------
acknowledges that Intel and the Intel Observer will likely have, from time to time, information that may be of interest to the Company ("Information") regarding a wide variety of matters including, by way of example only, (a) Intel's technologies, plans and services, and plans and strategies relating thereto, (b) current and future investments Intel has made, may make, may consider or may become aware of with respect to other companies and other technologies, products and services, including, without limitation, technologies, products and services that may be competitive with the Company's, and (c) developments with respect to the technologies, products and services, and plans and strategies relating thereto, of other companies, including, without limitation, companies that may be competitive with the Company. The Company recognizes that a portion of such Information may be of interest to the Company. The Information may or may not be known by the Intel Observer. The Company, as a material part of the consideration for this Agreement and the Series E Agreement, agrees that Intel and the Intel Observer shall have no duty to disclose any Information to the Company or permit the Company to participate in any projects or investments based on any Information, or to otherwise take advantage of any opportunity that may be of interest to the Company if it were aware of such Information, and hereby waives, to the extent permitted by law, any claim based on the corporate opportunity doctrine or otherwise that could limit Intel's ability to pursue opportunities based on such Information or that would require Intel or the Intel Observer to disclose any such Information to the Company or offer any opportunity relating thereto to the Company. Nothing in this Section 3.4(iii) is intended to modify the confidentiality obligations of Intel and the Company as set forth in the CNDA.

                    (iv)  Termination. The rights described in this Section
                          -----------
3.4(c) shall terminate and be of no further force or effect upon the earlier to occur of (i) the consummation of the sale of the Company's securities pursuant to a registration statement filed by the Company under the Securities Act of 1933 in connection with the firm commitment underwritten offering of its securities to the general public, or (ii) the date upon which Intel, together with those entities of which Intel owns, directly or indirectly, at least fifty percent (50%) of the voting securities, ceases to hold at least 1,506,360 shares of Series E Preferred Stock of the Company (as adjusted for stock splits, stock dividends and similar events). The confidentiality provisions of this Section 3.4(c), however, shall survive any such termination.

               (d)  TWCP Observer. Subject to the provisions of this Section
                    -------------
3.4, the Company shall invite a representative of Thomas Weisel Capital Partners, LLC (or one of its affiliates) to attend all meetings of its Board of Directors in a nonvoting observer capacity (the "TWP Observer Right"); provided, however, that such representative shall agree to hold in confidence and to act in a fiduciary manner with respect to all information provided to such representative at or during any such meeting; and, provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could, in the judgment of the Company's outside counsel, adversely affect the attorney-client privilege between the Company and its counsel or would result in disclosure of trade secrets relating to proprietary information regarding the Company's products or intellectual property rights to such representative, the public disclosure of which would have a material adverse effect on the Company. The Company will use its best efforts to ensure that any withholding of information or any restriction of the representative's attendance at a board meeting is strictly limited only to the extent necessary set forth in the provisos to the preceding sentence. The TWP Observer Right shall terminate on the earlier of: (i) the consummation of the Company's sale of its Common Stock in a bona fide, firm commitment underwriting (with an nationally recognized underwriter) pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a Securities and Exchange Commission Rule 145 transaction), which results in aggregate gross cash proceeds to the corporation in excess of $30,000,000 and the public offering price of which (prior to underwriting discounts, commissions or expenses) is not less than $13.00 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalizations) (an "IPO") or (ii) the closing of any merger, acquisition or sale of all or substantially all assets of the Company, if the shareholders of the Company immediately prior to such transaction own less than fifty percent (50%) of the outstanding voting securities of the surviving or acquiring corporation immediately after the transaction.

     Section 4. Miscellaneous.
                -------------

          4.1   Assignment. Subject to the provisions of Sections 2.14 and
                ----------
3.1(f) hereof, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto.

          4.2   Third Parties. Nothing in this Agreement, express or implied,
                -------------
is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

          4.3   Governing Law. This Agreement shall be governed by and
                -------------
construed under the laws of the State of California in the United States of America as applied to agreements among California residents entered into and to be performed entirely within California.

          4.4   Counterparts. This Agreement may be executed in two or more
                ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          4.5   Notices. Any notice required or permitted by this Agreement
                -------
shall be in writing and shall be effective when given, and shall in any event be deemed to be given upon receipt, or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by registered or certified mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one (1) business day after the business day of facsimile transactions, if delivered by facsimile transmission with copy by first class mail, postage prepaid and addressed to the party to be notified at such party's address or fax number as set forth on the signature page or Exhibit A hereto or as subsequently modified by written
                  ---------
notice.

          4.6  Severability.    If one or more provisions of this Agreement are
               ------------
held to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement, and the balance of this Agreement shall be enforceable in accordance with its terms.

          4.7  Amendment and Waiver.    Any provision of this Agreement may be
               --------------------
amended with the written consent of (i) the Company, (ii) Holders of at least a majority of the outstanding shares of the Registrable Securities, taken together and (iii) Holders of at least a majority of the outstanding Registrable Securities issued or issuable with respect to the Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred, taken together; provided, however, that (i) any amendment of Section 3.4(c) shall also require the written consent of holders of at least a majority of the Registrable Securities issued or issuable with respect to the Series E Preferred; (ii) any amendment of
Section 2.3 shall also require the written consent of holders of at least sixty-six and two-thirds percent (66 2/3%) of the Series F Registrable Securities; and
(iii) any amendment that would have an adverse effect on any Holder that is different from or disproportionate to the effect of such amendment on the other Holders may not be made without the written consent of the Holder that would be so differently or disproportionately affected thereby. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder of Registrable Securities and the Company.

          4.8  Effect of Amendment or Waiver.    Investors and their respective
               -----------------------------
successors and assigns acknowledge that by the operation of Section 4.7 hereof certain holders of the outstanding Registrable Securities, acting in conjunction with the Company, will have the right and power to diminish or eliminate all rights pursuant to this Agreement.

          4.9  Rights of Holders.    Each Holder of Registrable Securities shall
               -----------------
have the absolute right to exercise or refrain from exercising any right or rights that such Holder may have by reason of this Agreement, including, without limitation, the right to consent to the waiver or modification of any obligation under this Agreement, and such Holder shall not incur any liability to any other holder of any securities of the Company as a result of exercising or refraining from exercising any such right or rights.

          4.10 Delays or Omissions.  No delay or omission to exercise any
               -------------------
right, power or remedy accruing to any party to this Agreement, upon any breach or default of the other party, shall impair any such right, power or remedy of such non-breaching party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to any Holder, shall be cumulative and not alternative.

          4.11 Attorneys' Fees.    If any action at law or in equity is
               ---------------
necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

          4.12  Aggregation of Stock.    All shares of Registrable Securities
                --------------------
held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amended and Restated Rights Agreement as of the day and year first above written.

COMPANY:

WAVESPLITTER TECHNOLOGIES, INC.


By:-------------------------------
   William H. Diamond, President and
   Chief Executive Officer

SERIES F INVESTORS:


By:         ________________________

Print Name: ________________________

Title:      ________________________



PRIOR INVESTORS:


---------------------------
(Printed Name)

By:------------------------

Title:---------------------



               SIGNATURE PAGE FOR WAVESPLITTER TECHNOLOGIES, INC.
                  FIFTH AMENDED AND RESTATED RIGHTS AGREEMENT